Exhibit 5

CARTER LEDYARD & MILBURN LLP

Counselors at Law

2 Wall Street
New York, NY 10005-2072
570 Lexington Avenue	•	701 8th Street, N.W., Suite 410
New York, NY 10022-6856	Tel (212) 732-3200	Washington, DC 20001-3893
(212) 371-2720	Fax (212) 732-3232	(202) 898-1515

April 10, 2009

Orient-Express Hotels Ltd.

22 Victoria Street

Hamilton HM 12

Bermuda

Re:                               Orient-Express Hotels Ltd. - Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Orient-Express Hotels Ltd. (the “Company”), in connection with the Company’s registration statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 31, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) and the proposed offer, issuance and sale from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act, in an aggregate amount not to exceed $300,000,000 as set forth in the Registration Statement, the prospectus contained therein and any supplement to the prospectus, of the following securities of the Company:

(i)                                     Class A Common Shares of the Company, par value $0.01 each (the “Common Shares”);

(ii)                                  preferred shares of the Company, par value $0.01 each (the “Preferred Shares”);

(iii)                               warrants to purchase Common Shares, Preferred Shares and/or Debt Securities (the “Warrants”); and

(iv)                              debt securities of the Company (the “Debt Securities”), which will be issued pursuant to the indenture filed as an exhibit to the Registration Statement (the “Indenture”).

The Common Shares, the Preferred Shares, the Warrants and the Debt Securities are referred to collectively to as the “Securities”.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of documents executed by parties (other than the Company), we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering the opinions set forth below, we have also assumed (i) the truth, accuracy and completeness of the information, representations and warranties contained in the certificates, corporate records, agreements, instruments and other documents we have reviewed; (ii) the Registration Statement and any amendments thereto, including post-effective amendments, will have become effective under the Act; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered, issued and sold will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.             When the issuance of Common Shares has been duly authorized by appropriate corporate action, and the Common Shares have been duly issued, sold and delivered in accordance with the applicable definitive purchase agreement or other similar agreement approved by, or on behalf of, the Company’s Board of Directors, the Common Shares will be legally issued, fully paid and nonassessable.

2.             When the issuance of Preferred Shares has been duly authorized by appropriate corporate action, and the Preferred Shares have been duly issued, sold and delivered in accordance with the applicable definitive purchase agreement or other similar agreement approved by, or on behalf of, the Company’s Board of Directors, the Preferred Shares will be legally issued, fully paid and nonassessable.

3.             (a)  When the issuance of the Warrants has been duly authorized by appropriate corporate action, and the Warrants have been duly executed and delivered against payment therefore, pursuant to a warrant agreement or agreements duly authorized, executed and delivered by the Company and a warrant agent, the Warrants will be valid and binding obligations of the Company.

(b)          When the issuance of any Common Shares or Preferred Shares issuable upon the exercise of any Warrants has been duly authorized by appropriate corporate action, and the Common Shares or Preferred Shares have been duly issued, and the Company has received any additional consideration which is payable upon such exercise, the Common Shares or the Preferred Shares will be legally issued, fully paid and nonassessable.

(c)           When the issuance of the Debt Securities issuable upon the exercise of the Warrants has been duly authorized by appropriate corporate action and the Debt Securities, have been duly completed, executed, authenticated and delivered in accordance with the Indenture and the Company has received any additional consideration which is payable upon the exercise of the Warrants, the Debt Securities will be valid and binding obligations of the Company, entitled to the benefits of the Indenture.

4.             When the issuance of the Debt Securities has been duly authorized by appropriate corporate action and the Debt Securities have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold pursuant to the applicable definitive purchase agreement or similar agreement approved by, or on behalf of, the Board of Directors of the Company, the Debt Securities will be valid and binding obligations of the Company, entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP

VM-S:ewl